EXHIBIT 99.1

Gateway Financial Holdings, Inc. Declares Cash Dividend

VIRGINIA BEACH, Va., July 24, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced that its board of directors declared a second quarter cash dividend of $0.08 per share.

The dividend is payable on August 30, 2007 to shareholders of record at the close of business on August 15, 2007.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-one full-service financial centers -- nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and twelve in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (2), Moyock, Nags Head, Plymouth, and Roper, in addition to a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.gwfh.com.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004